Exhibit 99.2

Annovis Announces Pricing of $21.0 Million Public Offering

MALVERN, Pa., November 5, 2026 -- Annovis Bio, Inc. (NYSE: ANVS) (“Annovis” or the “Company”), a Phase 3 clinical-stage biotechnology company developing the investigational oral therapy, buntanetap, for neurodegenerative diseases such as Alzheimer's disease (AD) and Parkinson's disease (PD), today announced the pricing of an underwritten public offering of (i) 19,000,000 shares of its common stock and, in lieu of common stock to certain investors that so chose, pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 2,000,000 shares of its common stock, and (ii) accompanying warrants to purchase up to 21,000,000 shares of common stock. The combined offering price of each share of common stock and accompanying warrant is $1.00, and the combined offering price of each Pre-Funded Warrant to purchase one share of common stock and accompanying warrant is $0.9999, which equals the combined offering price per share of common stock and accompanying warrant, less the $0.0001 per share exercise price of each Pre-Funded Warrant. Each accompanying warrant will be exercisable for one share of common stock at an exercise price of $1.00 per share of common stock, will be exercisable immediately upon issuance and will expire five years after the date of issuance. The Pre-Funded Warrants will be exercisable immediately upon issuance and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

All of the shares of common stock, Pre-Funded Warrants and the accompanying warrants are being offered by Annovis. The shares of common stock (or Pre-Funded Warrants in lieu thereof) and the accompanying warrant will be issued separately but can only be purchased together in the offering.

Before deducting the underwriting discounts and commissions and other offering expenses, Annovis expects to receive total gross proceeds of approximately $21.0 million, excluding potential proceeds from the exercise of the accompanying warrants. The offering is expected to close on or about November 6, 2026, subject to the satisfaction of customary closing conditions.

Canaccord Genuity is acting as the sole bookrunner in the offering.

Annovis intends to use the net proceeds from the offering for the continued clinical development of its lead compound buntanetap in clinical studies for Alzheimer’s disease (AD) and Parkinson’s disease (PD) and for working capital and general corporate purposes.

The securities described above are being offered by Annovis pursuant to an effective shelf registration statement on Form S-3, as amended (No. 333-276814), initially filed with the Securities and Exchange Commission (SEC) on February 1, 2024 and declared effective by the SEC on February 12, 2024. A final prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC. When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from: Canaccord Genuity LLC, Attention: Syndication Department, One Post Office Square, 30th Floor, Boston, Massachusetts 02109, or by email at prospectus@cgf.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or other jurisdiction.

About Annovis

Headquartered in Malvern, Pennsylvania, Annovis Bio, Inc. (NYSE: ANVS) is a Phase 3 clinical-stage biotechnology company developing treatments for neurodegenerative diseases such as Alzheimer's disease (AD) and Parkinson's disease (PD). The Company's lead drug candidate, buntanetap (formerly posiphen), is an investigational once-daily oral therapy that inhibits the translation of multiple neurotoxic proteins, including APP and amyloid beta, tau, alpha-synuclein, and TDP-43, through a specific RNA-targeting mechanism of action. By addressing the underlying causes of neurodegeneration, Annovis aims to halt disease progression and improve cognitive and motor functions in patients. For more information, visit www.annovisbio.com and follow us on LinkedIn, YouTube, and X.

Forward-Looking Statements

This press release contains forward-looking statements under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the consummation of the offering, the satisfaction of closing conditions and the intended use of proceeds from the offering. Actual results may differ due to various risks and uncertainties, including those outlined in the Company’s SEC filings under “Risk Factors” in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements except as required by law.

Contact Information:

Annovis Bio, Inc.

101 Lindenwood Drive

Suite 225

Malvern, PA 19355

www.annovisbio.com

Investor Contact:

Alexander Morin, Ph.D.

Director, Strategic Communications

Annovis Bio

ir@annovisbio.com